Exhibit 99.1

RLI INCREASES REGULAR DIVIDEND FOR 42ND CONSECUTIVE YEAR

PEORIA, ILLINOIS, May 4, 2017 -- RLI Corp. (NYSE: RLI) – The RLI Corp. board of directors has declared a second quarter regular cash dividend of $0.21 per share, a $0.01 increase over the prior quarter. The dividend is payable on June 20, 2017, to shareholders of record as of May 31, 2017.

RLI has paid dividends for 164 consecutive quarters and increased dividends in each of the last 42 years.

The company’s dividend yield would be 1.48% based on the $0.84 indicated annual dividend and yesterday’s closing stock price of $56.59.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving diverse, niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by A.M. Best Company. To learn more about RLI and its 50-year history of financial strength, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Jacoby
Vice President, Corporate Development
309-693-5880
Aaron.Jacoby@rlicorp.com

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